EX-35.5
(logo) WELLS FARGO

Commercial Mortgage Servicing
MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Road, Suite 300
Concord, CA 94520
800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE


Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2008 TOP 29, issued pursuant to the Pooling and Servicing Agreement dated as of February 1, 2008 (the "Pooling and Servicing Agreement") by and among Morgan Stanley Capital I., as depositor (the "Companion Loan Depositor") and the other parties thereto (the "Companion Loan Transaction").

On behalf of Wells Fargo Bank, National Association, as master servicer (the "Master Servicer') under that certain pooling and servicing agreement, dated as of March 1, 2005 (the "Lead Servicing Agreement"), by and among Bear Stearns Commercial Mortgage Securities Inc., depositor, Wells Fargo Bank, National Association as Master Servicer, and the other parties thereto, relating to Bear Stearns Commercial Mortgage Inc., Commercial Mortgage Pass-through Certificates, Series 2005-PWR7, I certify to the Companion Loan Depositor that (i) a review of the activities of the Master Servicer during the preceding calendar year and of its performance under the Lead Servicing Agreement has been made under my supervision and (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations with respect to the servicing of the Plaza La Cienega Companion Loan as defined in the Pooling and Servicing Agreement (which is serviced under the Lead Servicing Agreement but part of the trust securing the Companion Loan Transaction) in all material respects throughout such year.


Wells Fargo Bank, National Association,
as Master Servicer

/s/ Briggs A. Hawley
Briggs A. Hawley
Vice President

March 13, 2009